Exhibit 99.1

SemGroup Corporation and Rose Rock Midstream Name

Carlin G. Conner as President and Chief Executive Officer

Tulsa, OK – March 6, 2014 – SemGroup® Corporation (NYSE: SEMG) and Rose Rock Midstream®, L.P. (NYSE: RRMS) today announced that Carlin G. Conner has been named president and chief executive officer of SemGroup, effective April 1, 2014. Conner will be appointed to the SemGroup board of directors and will also become president and chief executive officer of Rose Rock Midstream and chairman of the board of directors of Rose Rock Midstream’s general partner.

As previously announced on August 8, 2013, SemGroup’s board of directors initiated a comprehensive search process to identify a successor for Norm Szydlowski, who announced his intention to retire from his executive and board positions at SemGroup and Rose Rock Midstream. Szydlowski will remain with the company through Conner’s start date to facilitate a seamless transition of leadership responsibilities.

Conner, who has more than 23 years of experience in the midstream industry, joined Oiltanking Houston, L.P. in 2000 and served in positions of increasing responsibility, including six years as president and chief executive officer of Oiltanking Holding Americas, Inc. He also lead the IPO of Oiltanking Partners, L.P. (NYSE: OILT), a growth-oriented master limited partnership engaged in the terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas, serving as president, chief executive officer and a member of the board of Oiltanking Partner’s general partner. Following the IPO in 2011, he was appointed chairman of the board of directors of Oiltanking Partners and its general partner, and in 2012 was named managing director of the Oiltanking Group.

John F. Chlebowski Jr., chairman of the board of SemGroup, said, “We are excited to name Carlin as chief executive officer. His significant industry experience, in and out of US markets, as well as proven leadership capabilities and successful track record will serve SemGroup and Rose Rock well as we enter into our next phase of growth and success. The Board is confident that we have the right team to continue executing our strategic plan for the benefit of our customers, partners and shareholders.”

Conner said, “I’m honored to have the opportunity to lead SemGroup, a company I have known and admired. I look forward to working with the SemGroup team as we grow our interests and strengthen our position in the midstream industry. We have a Board and management team that is ready to take the next steps on our growth path while we continue to deliver results through developing diversified energy services for our customers. I would also like to thank Norm for his outstanding service over the last few years. I very much look forward to working with him through the transition.”

Chlebowski concluded, “On behalf of the board and everyone at SemGroup, I thank Norm for his outstanding leadership and his work with Carlin in this interim period, and we wish him all the best in retirement.”

About Carlin G. Conner

Carlin G. Conner is managing director of the Oiltanking Group and chairman of the board of directors of Oiltanking Partners, L.P. and its general partner. He has served as a member of the board of directors of Oiltanking Partners, L.P. since March 2011, and was elected chairman in July 2011 in connection with the completion of the company’s IPO. Mr. Conner served as president and chief executive officer of Oiltanking Partner’s general partner from March 2011 to November 2012, and as president and chief executive officer of Oiltanking Holding Americas, Inc. from July 2006 to November 2012. Previously, from 2003 to 2006, he worked at Oiltanking Group’s corporate headquarters in Hamburg, Germany, where he was responsible for international business development and sat on the boards of several Oiltanking Group ventures. He joined Oiltanking Houston, L.P. in 2000. He began his career at GATX Terminals Corporation in various roles including operations and commercial management.

About SemGroup

Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminaling and storing energy.

About Rose Rock Midstream

Rose Rock Midstream®, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Headquartered in Tulsa, Oklahoma, Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Forward-Looking Statements

Certain matters contained in this press release include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this press release may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward looking statements. Factors that might cause actual results to differ are discussed from time to time in each of our documents and reports filed with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this press release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Contacts:

Investor Relations:

Alisa Perkins

SemGroup – 918-524-8081

Rose Rock Midstream – 918-524-7711

investor.relations@semgroupcorp.com

roserockir@rrmidstream.com

Media:

Kiley Roberson

918-524-8594

kroberson@semgroupcorp.com

kroberson@rrmidstream.com